POWER OF ATTORNEY OF DIRECTORS

KNOW BY ALL PERSONS BY THESE PRESENTS:

     Each of the undersigned hereby constitutes and appoints Donald G.
Fisher and Anne B. Gust, each of them with power to act alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 relating to $60,000,000 of deferred compensation obligations under The Gap, Inc. Executive Deferred Compensation Plan, and any and all amendments of such Registration Statements, including post-effective amendments, and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises hereof, as fully to all intents and purposes as he or she might do or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his or her substitutes may lawfully do or cause to be done by virtue hereof.




/s/ ADRIAN D.P. BELLAMY            Date:  November 23, 1998
Adrian D. P. Bellamy


/s/ MILLARD S. DREXLER             Date:  November 23, 1998
Millard S. Drexler


/s/ DONALD G. FISHER               Date:  November 23, 1998
Donald G. Fisher


/s/ DORIS F. FISHER                Date:  November 23, 1998
Doris F. Fisher


/s/ ROBERT J. FISHER               Date:  November 23, 1998
Robert J. Fisher


/s/ JOHN M. LILLIE                 Date:  November 23, 1998
John M. Lillie


/s/ CHARLES R. SCHWAB              Date:  November 23, 1998
Charles R. Schwab


/s/ BROOKS WALKER, JR.             Date:  November 23, 1998
Brooks Walker, Jr.


/s/ SERGIO ZYMAN                   Date:  November 23, 1998
Sergio Zyman